Exhibit 4.1.1

AMENDMENT NO. 1
to
RIGHTS AGREEMENT

THIS AMENDMENT NO. 1, dated as of January 30, 2007 (the “Amendment”), to the Rights Agreement dated as of February 12, 1997, (the “Rights Agreement”), between WGNB Corp., a Georgia corporation (the “Company”), and SunTrust Bank, Atlanta, a commercial bank organized under the laws of Georgia (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement; and

WHEREAS, the Company intends to amend the Rights Agreement to extend the expiration date of the Rights Agreement until January 31, 2008.

NOW THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are herby acknowledged, the parties hereto agree as follows:

1.	The Rights Agreement is hereby amended as follows:

(a) Section 1(o) of the Rights Agreement is hereby amended by deleting the text thereof in its entirety and substituting the following in lieu thereof:

“(o)	“Final Expiration Date” shall mean the Close of Business on January 31, 2008.”

2.	Except as amended hereby, the Rights Agreement shall remain in full force and effect.

3.	This Amendment shall be governed by the terms of the Rights Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

WGNB CORP.

By:	/s/ H.B. Lipham, III
H.B. Lipham, III
President and Chief executive Officer

SUNTRUST BANK

By:	/s/ Bryan Echols
Bryan Echols
Group Vice President